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                             HARRIS INTERACTIVE INC.
                                   EXHIBIT 11
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                DECEMBER 31,                    DECEMBER 31,
                                                           1999             1998            1999           1998
Net loss (a)                                           $     (4,982)   $     (2,520)   $     (8,815)   $     (3,493)

Accrued dividends on preferred stock                           (444)           (294)           (738)           (588)
                                                       ------------    ------------    ------------    ------------
Net loss available to holders of common stock (b)            (5,426)         (2,814)         (9,553)         (4,081)
                                                       ------------    ------------    ------------    ------------

Basic and diluted net loss per share (b/c)             $      (0.33)   $      (0.29)   $      (0.70)   $      (0.42)
                                                       ------------    ------------    ------------    ------------

Weighted average shares outstanding - basic
 and diluted (c)                                         16,542,931       9,680,664      13,682,390       9,789,420
                                                       ------------    ------------    ------------    ------------

Pro forma basic and diluted net loss per share (a/d)   $      (0.19)   $      (0.12)   $      (0.36)   $      (0.16)
                                                       ------------    ------------    ------------    ------------

Pro forma basic and diluted weighted average
 shares outstanding (d)                                  26,605,301      21,470,942      24,653,714      21,579,698
                                                       ------------    ------------    ------------    ------------

Pro forma basic and diluted net loss per share (as presented in the Consolidated Statement of Operations) has been computed by dividing net loss by the pro forma weighted average number of shares outstanding. Pro forma weighted average shares assume the conversion of all preferred stock (which were ultimately converted to common stock in conjunction with the initial public offering, as if the conversion occurred at the beginning of the period or at date of issuance, if later).